Exhibit 99.1

NUCLEA ENERGY INC.

AUDIT COMMITTEE CHARTER

(THE “CHARTER”)

1.	PURPOSE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Nuclea Energy Inc. (the “Corporation”) is to:

(a)	assist the Board in fulfilling its responsibility to oversee the Corporation’s accounting and financial reporting processes and audits of the Corporation’s financial statements;

(b)	review the Corporation’s financial reports and other financial information, disclosure controls and procedures and internal accounting and financial controls;

(c)	review the Corporation’s financial statements, management’s discussion and analysis and annual and interim profit or loss press releases before public release;

(d)	serve as an independent and objective party to monitor the Corporation’s financial reporting processes and internal control systems;

(e)	recommend to the Board the appointment of the external auditors, to be approved by the shareholders, compensation, and retention (and where appropriate, replacement) of the external auditors;

(f)	oversee the work of the external auditor in preparing or issuing an audit report or related work, monitor the independence of the external auditor and pre-approve all auditing services and permitted non-audit services provided by the external auditor;

(g)	receive direct reports from the external auditor and resolve any disagreements between management and the external auditor regarding financial reporting;

(h)	review the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Corporation; and

(i)	carry out the specific responsibilities set forth below in furtherance of this stated purpose.

2.	COMPOSITION AND TERM

Committee members shall be appointed by the Board, and shall serve at the pleasure of the Board. Any member of the Committee may be removed or replaced at any time by the Board and shall, in any event, cease to be a member of the Committee upon ceasing to be a member of the Board. The Board shall designate one member as chair of the Committee (the “Chair”).

The Committee shall be comprised of three or more directors, each of whom shall be “independent” and “financially literate”, as required by and defined in National Instrument 52-110, Audit Committees, the rules and regulations of the U.S. Securities and Exchange Commission, and the applicable rules of any stock exchange upon which the Corporation’s securities are listed (collectively, the “Applicable Rules”), subject to any exceptions permitted under the Applicable Rules.

3.	DUTIES AND RESPONSIBILITIES

Disclosure Controls and Procedures

The Committee shall review periodically with management the Corporation’s disclosure controls and procedures.

Internal Controls

The Committee shall discuss periodically with management and the external auditor the quality and adequacy of the Corporation’s internal controls and internal auditing procedures, if any, including any significant deficiencies in the design or operation of those controls which could adversely affect the Corporation’s ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls. The Committee shall also discuss with the external auditor how the Corporation’s financial systems and controls compare with industry practices.

Accounting Policies

The Committee shall review periodically with management and the external auditor the quality, as well as acceptability, of the Corporation’s accounting policies, and discuss with the external auditor how the Corporation’s accounting policies compare with those in the industry. The Committee shall discuss with the external auditors the quality and not just the acceptability of the Corporation’s accounting principles, including all critical accounting policies and estimates used, any alternate treatment of financial information that have been discussed with management, the ramifications of use of such alternative classifications, recognitions, derecognitions, measurements, presentations and disclosures and treatments and the auditor’s preferred treatment, as well as any other material communications with management.

Pre-approval of All Audit Services and Permitted Non-Audit Services

The Committee shall approve, in advance, all audit services and all permitted non-audit services to be provided to the Corporation by the external auditor; provided that any non-audit services performed pursuant to an exception to the pre-approval requirement permitted by applicable securities regulators shall not be deemed unauthorized and as permitted under the rules of professional conduct of the Chartered Professional Accountants of Ontario.

Annual Audit

In connection with the annual audit of the Corporation’s financial statements, the Committee shall:

(a)	request from the external auditor a formal written statement delineating all relationships between the external auditor and the Corporation;

(b)	discuss with the external auditor any disclosed relationships and their impact on the external auditor’s objectivity and independence, and take appropriate action to oversee the independence of the external auditor;

(c)	approve the selection, and the terms of the engagement, of the external auditor;

(d)	review with management and the external auditor the audited financial statements to be filed on the System for Electronic Document Analysis and Retrieval (“SEDAR+”) and the SEC’s EDGAR system, and review and consider with the external auditor the matters required to be discussed under applicable statements of auditing standards; and

(e)	review with the Corporation’s counsel, external auditors and management any legal or regulatory matter that could have a significant impact on the Corporation’s financial statements.

Complaints

Any issue of significant financial misconduct shall be brought to the attention of the Committee for its consideration. In this regard, the Committee shall establish and maintain procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

Authority to Engage Advisors

The Committee shall have the authority to engage, at the expense of the Corporation, such outside advisors as it determines necessary or advisable to carry out its duties, including legal, financial, tax, technical and accounting advisors, and establish the compensation of such advisors.

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